UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 1-K

ANNUAL REPORT

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended August 31, 2018

PUNCH TV STUDIOS, INC.

Exact name of issuer as specified in its charter

Commission File Number: 024-10491

Delaware

(State or jurisdiction of incorporation or organization)

46-5033791

(IRS Employee Identification)

11705 Willake Street

Santa Fe Springs, California 90670

(Address of principle executive offices)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

Dated: March 28, 2019

PART II

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this annual report on Form 1-K that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this annual report or in the information incorporated by reference into this annual report.

The forward-looking statements included in this Annual Report on Form 1-K are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report on Form 1-K and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

Item 1. The Description of the Business

Punch TV Studios, Inc. (“we,” “us,” “our,” “our Company,” or “the Company”) is a company, incorporated in the State of Delaware on May 20, 2014 as a for-profit company with a fiscal year end of August 31. Our business address and registered office is 11705 Willake Street, Santa Fe Springs, California 90670; our telephone number is 323.489.8119; and our e-mail address is investor-relations@punchtvstudios.com.

We are an American production and broadcast company committed to producing high-quality video content through our state-of-the-art production studio (the “Studio”), specifically, television programs, feature films, animated shorts and feature films (our “Content”), as well as providing the video elements for video games.

Since 2014 Punch TV Studios, Inc. has produced and broadcasted television shows, and films in key market areas.  The media landscape has never been more challenged than now.  Punch TV Studios is vastly moving to different business models in which revenues will be based on syndication instead of air time commercial sales on television.  Our Los Angeles television station was barreling towards a cliff, in which our cost were exceeding revenues and lack of profitability.  The inability to create sustainable revenues and insufficient net income lead Punch TV Studios to a new business plan and business structure.

At Punch TV Studios, Inc. we have recently changed our direction to focus on the market demand and reposition our solution to fit inside the evolving world of change.  Punch TV Studios' strategic approach will be a syndication model.  The demand to sale syndication for broadcasting or streaming is growing rapidly.  Our goal is to become profitable by targeting companies that need syndicated services.  We will create, develop, and find unique shows which represents the complete well-being of a consumer.

The world is changing and, in some cases, we're doing things completely different in media.  Media is becoming digitalized in which case, at Punch TV Studios a change was needed.  We could no longer do business like we did five years ago.  We will continue to pursue our mission to be a global producer and distributor of entertainment.  Punch TV Studios will need to evolve to adapt, innovate, and sometimes disrupt our own business models to maintain in this market.

The Studio

In March of 2017, the Company secured a lease on a 13,000 + square foot warehouse with the ability to convert to a "state of the art" facility to serve as our headquarters.

We got serious about our cost of running a media company, and to keep cost down we spent the last two years building the infrastructure to make Punch TV Studios, Inc. function effectively and sufficiently.  We had to get more efficient to be more competitive and the workspace inside the warehouse needed improvements.  We are very proud of the technology center and the broadcasting center HUB that provides several services.  Air condition was installed to maintain the capacity of the technology center, broadcasting center HUB, and providing the work comfort for any Punch TV Studio team member.  Improvements to workstation, including an editing suites to innovate the syndication business model.  The sound stage needed the right structure for installing to deliver different aspects of sound stage, and this took additional resources and funding to complete.

Securing the building was a critical component to ensure privacy, equipment protection, and for each team members safety.  We will continue to make improvements based on wear and tear, along, with technology changes.

Production

Our goal is to create a melting pot of fresh Content and exclusive family-oriented shows, including dramas, comedies, talk shows, documentaries, reality shows, business and sports news, and other genres of television and film. Although the appeal of our Content will be universal, it will have an urban slant, providing multi-ethnic Content to America’s urban – as well as non-urban dwellers. We presently have several television programs in production.

Emerging Growth Company Status

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, we may take advantage of the specified exemptions from reporting and other regulatory requirements that are otherwise generally applicable to other public companies. These exemptions include:

•	An exemption from providing an auditor’s attestation report on management’s assessment of the effectiveness of our systems of internal control over the financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

•	An exemption from complying with any new requirements adopted by the Public Accounting Oversight Board (“PCAOB”) requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

•	An exemption from compliance with any other new auditing standards adopted by the PCAOB after April 5, 2012, unless the Commission determines otherwise; and

•	Reduced disclosure of executive compensation.

We will cease to be an “emerging growth company” upon the earlier of (i) the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of our initial public offering, if any (iii) the date on which we have, during the previous three-year period, issued more than $1 billion of non-convertible debt, or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We will qualify as a large accelerated filer as of the first day of the first fiscal year after we have (i) more than $700 million in outstanding common equity held by our non-affiliates and (ii) been public for at least 12 months. The value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have chosen to “opt out” of such extended transition period and, as a result, will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Employees

As of the date of this annual report we have 5 full time employees

Bankruptcy, Receivership or Similar Proceedings.

None

Legal Proceedings

We are currently involved in litigation that we believe could have a materially adverse effect on our business or financial condition. Stated below, there are actions, suits, and or proceedings. To the knowledge of our executive officers these threats against or affecting us, our common stock, or our executive officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

1) On or about April of 2017, the United States Securities and Exchange Commission (the “SEC”) commenced an investigation into our offering, with the specific focus on the qualification of Daniel Leonard (“Leonard”), the auditor of the financials contained in our original Form 1-A Offering Circular. After our offering was qualified by the SEC, but prior to the commencement of the investigation, the Company had determined that Leonard was not a qualified certified public accountant (“CPA”) under any US jurisdiction, as required by Regulation A. The Company began activities to retain a second CPA to complete the audit of our financials; however, had not completed the audit when the investigation began.

Subsequently the Securities Exchange Commission launched a formal investigation against Punch TV Studios.  On April 5, 2016, the Securities and Exchange Commission (“SEC”) qualified the Punch TV Studios Regulation A equity offering. Regulation A is a revision under the JOBS Act that allows a smaller company to raise up to $50 million through an equity offering to the general public with far less regulation than a traditional IPO. On Wednesday, October 4, 2017, Punch closed its offering. Since that time, Punch TV Studios has been actively expanding its business activities toward the goal of increasing the overall net worth of the company and, ultimately the value of its stock.

The United States Securities and Exchange Commission issued its Order Making Finding, Specifying Procedures, and Temporarily Suspending Exemption Pursuant to Section 3(b) of the Securities Act of 1922 and Regulation A thereunder due to the filing of misrepresented and unaudited financial statements contained in our Offering Circular on Form 1-A pursuant to Regulation A, resulting in a nine-month post-closure suspension of our Regulation A exemption commencing on January 10, 2018.

On April 6, 2017, our auditor, Ira S. Viener, CPA completed the audit of our financials, and the Company filed its post-qualification amendment of the Form 1-A Offering Circular. The investigation was resolved on or about September 19, 2017, and the parties formally settled the matter in writing in November 2017.

2) Sino Television, from time to time services rendered by third parties need amended.  During negotiations, we conducted an analysis on our Sino Television agreement for the Los Angeles television station to ensure the appropriate rates competitive in our market based on services agreed upon.  We learned several services were not rendered based upon the agreement, and Sino Television did not want to adjust the financial impact nor provide the agreed upon services.  Unnecessary costs lead to a lawsuit with Sino Television and this situation has caused great uncertainty and disruption for our Los Angeles television station.  At this time, we have entered a legal dispute with Sino Television and we are hoping to work toward finding a middle ground for settling this dispute.

3) Cruz Perez Jackson, was a former employee of Punch TV Studios that was terminated during her probationary period, due to her inability to do the job each was hired to do and her poor performance.  However, this former employee had a different belief which lead to a lawsuit filed by her claiming the she was terminated because she was pregnant. The company was aware of her pregnancy when she was hired and denies all of these allegations.

Item 2

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to several factors, including those discussed in the section entitled “Risk Factors” in our Offering Circular and elsewhere in this Annual Report.

Overview

We are an American production company committed to producing high-quality video content through our state-of-the-art production studio (the “Studio”), specifically, television programs, feature films, animated shorts and feature films (our “Content”), as well as providing the video elements for video games.

Our primary source of revenue will come from licensing our content to broadcasters and distributors; however,

Results of Operations

Revenues

For the fiscal year ended August 31, 2018, we have operations and only generated limited revenues of $246,983.00. We have the capacity to begin producing, and licensing our Content, and, therefore, our earnings are expected to increase substantially.

 Operating Expenses

For the fiscal year ended August 31, 2018, we had operating expenses of 2,673,954. The largest line items of operating expenses were the licensing of the broadcast channels in our Network, advertising and marketing expenses, payroll and payroll taxes, rent and construction on the Studio, production costs, and professional fees. We expect our expenses to increase as we continue production and launch our syndication business.

Net Loss.

For the fiscal year ended August 31, 2018, we had a net loss of $6,107,713. The largest items contributing to our net loss were the licensing of the broadcast channels in our network, advertising and marketing expenses, payroll and payroll taxes, rent and construction on the Studio, production costs, and professional fees. We anticipate that we will begin to realize a profit in forth quarter 2020 once we begin licensing our Content and begin receiving revenue from syndication we believe we can turn the losses around

Liquidity and Capital Resources

Sources of Liquidity

To date, we have funded our activities and operations solely through equity capital raised through our Regulation A offering. We have no debt.

Equity

From April 5, 2016 (date of qualification) to August 31, 2018, we raised approximately $5,500,000 from the issuance of equity in the form of common stock. This capital is used for the licensing of the broadcast channels in our network, advertising and marketing expenses, payroll and payroll taxes, rent and construction on the Studio, production costs, and professional fees, expanding our operations, and for other general corporate purposes.

Credit and Debt

As of the filing of this report, the Company has no debt.

Operating Activities

At this time, the majority of our activities have involved raising capital, developing our Content, securing licensing for existing content, and securing the location and moving into our studio. We have only begun minimal production on our Content, and, therefore, have not realized any significant revenue.

Trends and Key Factors Affecting Our Performance

The core elements of our growth strategy include acquiring exceptional production projects, broadening our licensing capabilities by expanding our licensing network, and expanding our broadcast capabilities. We plan to continue to invest significant resources to accomplish these goals, and we anticipate that our operating expenses will continue to increase for the foreseeable future, particularly production costs, marketing costs, and overhead. These investments are intended to contribute to our long-term growth; however, they may affect our short-term profitability.

Our Company is in the process of raising additional capital to commence these operations, and as of the date of this report, we have begun only minimal production operations and no licensing operations. Accordingly, we have not experienced any recognizable trends in the last fiscal year. We intend to produce and license our Content once we commence full operations, and begin analyzing trends at that time.

Item 3:	Directors and Officers

The table below sets forth our managers and executive officers as of the date of this Annual Report.

Name	Position	Age	Term of Office	Hour/Week (for Part-time Employees)

Joseph Collins	Chief Executive Officer	55	June 30, 2014	N/A
	Chairman of Board of Directors		To Present

Joseph Collins. Joseph Collins is our Chief Executive Officer and Chairman of our Board of Directors. Mr. Collins has spent nearly 40 years in the television and entertainment industries. He landed his first break in the television industry when he earned a coveted internship in the Research and Development department at WVTV in Milwaukee, Wisconsin (now a Fox affiliate). Mr. Collins diligently participated in all aspects of the television station - from working behind the camera to being a show runner. Recognizing his intense determination and dedication, his superiors granted Collins the opportunity to host The Morning Business Report show during his summer break. He became the youngest news reporter on television in the nation.

Mr. Collins quickly became interested in tackling other challenges, so he moved on to music video production. Managing all aspects of production, he not only produced the videos, he also met with top executives, raised corporate funds, managed production staff, incorporated major celebrities, and created distribution outlets for his videos. He produced and directed more than 200 music videos and quickly became known throughout the industry for the excellence of his productions.

His success allowed Collins the opportunity to pilot an original video show. Video Force was a show unlike any other: the concept was to spotlight videos from both independent and major artists, in a way that allowed viewers to become exposed to all kinds of artists and their music. In order to secure the show's success, Collins became the liaison between the show and the music industry, coordinating with both independent and major music labels (such as Universal, Quality Records, and Ferocious Records) to obtain content.

As Mr. Collins’ reputation in the industry grew, he was able to gain the attention, trust, and respect of music industry giant Cashbox - a weekly publication magazine that reported the popularity of chart ranking music. He was therefore able to gather statistical information about his videos, which gave him an enormous understanding of the market. This knowledge helped him begin forming business relationships with cable providers in order to reach the masses. His method was simple - he knocked on the door of every cable provider.

 Mr. Collins’ ambition took him beyond his music video show, and propelled him into the industry of commercial production. He rapidly became one of the most respected producers of television commercials in the industry. He worked with such brands as Karl Kani and Toyota, and produced numerous Public Service Announcements (PSAs) for various non-profit organizations. He was now ready for his next challenge: his own production company, Collins Entertainment. The focus of this company was to develop artists, both new and existing.

Mr. Collins’ approach was to custom-tailor marketing strategies for each individual artist by analyzing their brand, pinpointing an area of opportunity, and applying the appropriate strategy to expand their targeted audience. As each marketing strategy included commercial packaging with sponsorship opportunities, it was unlike any other marketing campaign offered by his competitors.

By exploiting Mr. Collins’ expertise in cross-marketing and re-branding, Collins Entertainment gained the ability to incorporate corporate sponsorships, thereby diversifying its client base to reach a wider audience.

Mr. Collins soon realized the importance of diversity within the entertainment industry, and began expanding his clientele to include high caliber clients such as athletes, musicians, and public figures.

As a trailblazer in business and entertainment, Mr. Collins was named “Entrepreneur of the Year” by the California Legislative Assembly in 1996. He also won numerous other awards, including, most notably, a recognition by United States Senator Dianne Feinstein, who congratulated him on his “excellence in entrepreneurship, superior leadership, dedication, and perseverance.”

After accomplishing many of his goals, Mr. Collins continued on the path to success by developing a show dedicated to martial arts news: Martial Arts TV. The show was a major success and was aired over 238 television stations across the country. Mr. Collins, learning the business of self-syndication, established the show as the nation's number one Martial Arts News show to date.

Then came Punch TV Network. After an extensive period of pre-planning, Punch TV Network was launched and became accessible to 4 million homes throughout the United States and in the Caribbean. By its first-year anniversary, it entered into the world of broadcast television, and became accessible to approximately 55 million homes through its network of independent television affiliates. This represented a growth rate of 1900%! In addition, while the cost of launching a network can be $100 million or more (as recently discovered by the Oprah Winfrey Network and Magic Johnson’s Aspire network), Punch TV launched for less than $10 million.

With the creation and production of hundreds of television commercials and countless television shows to his credit, Joseph Collins has received extensive praise and recognition for being a phenomenal leader and visionary. He is consistently proactive within the community, and prides himself on giving back by donating his time and resources.

Throughout his career, Mr. Collins, has developed and nurtured strong personal and business relationships, both in and out of the entertainment industry, providing a massive pool of resources from which to draw. These resources include screenwriters, performers, directors and producers of content, as well as advertisers, sponsors and promoters. These are the resources Punch TV Studios intends to use to reach our goals. As founder and CEO of Punch TV Studios, Mr. Collins will now focus on creating original and creative programming and feature films that appeal to a diverse audience, as well as expanding our broadcasting capacity nationally and internationally.

Family Relationships

There are no family relationships among our directors, executive officers, personas nominated or chosen by the Company to become directors or executive officers, or any significant employees.

Compensation of Directors, Executive Officers and Managers of Our Company

Name	Capacity in which Compensation was Received	Cash Compensation	Other Compensation	Total Compensation

Joseph Collins	CEO, Chairman	$0.00[1]	Indeterminate	$0.00

[1]	On June 30, 2014, Mr. Collins entered into an Employment Agreement with the Company with respect to his position as our as Chief Executive Officer, providing an annual salary of $250,000; however, as of the date of this Annual Report, Mr. Collins has not taken any compensation.

Employment Agreements

To date Mr. Collins has not taken a significant salary from the company, but is waiting for the company to generate significant revenues.

On June 30, 2014, we entered into an Employment Agreement with Mr. Collins with respect to his position as Chief Executive Officer. Mr. Collins’ Employment Agreement has a 3-year term, beginning on June 30, 2014, with automatic 3-year renewals unless earlier terminated, and will require Mr. Collins to devote his time and attention during normal business hours to the business and affairs of our Company and its affiliates and subsidiaries.

The Employment Agreement provides for:

•	An initial salary of $250,000 (two hundred fifty thousand dollars US), which will thereafter be subject to potential annual increases based on his performance after review by the Board of Directors who must approve any salary increase; and

•	70,450,000 shares of common stock in Punch TV Studios, Inc.; with the provision that Collins will maintain a minimum of 50% controlling interest in our Company.

If we terminate Mr. Collins’ employment for “cause” (as defined in his Employment Agreement), or if Mr. Collins resigns his employment, he shall only be entitled to receive his salary and benefits up to the date of his termination or resignation.

If we terminate Mr. Collins’ employment without “cause” (as defined in his Employment Agreement), then he shall be entitled to receive:

•	His salary and bonuses for a period of 10 years following the date of termination; and

•	All benefits for which he is entitled for a period of 5 years following the date of termination;

If Mr. Collins is constructively terminated, he shall be entitled to:

•	His salary and bonuses for a period of 5 years following the date of termination; and

•	All benefits for which he was entitled for a period of 3 years following the date of termination.

If Mr. Collins is terminated by mutual agreement, he shall be entitled to:

•	His salary and bonuses for a period of 3 years following the date of termination; and

•	All benefits for a period of 3 years following the date of termination.

If Mr. Collins is forced to resign due to a disability, he shall be entitled to:

•	His salary and bonuses for a period of 3 years following the date of disability; and

•	All benefits for a period of 3 years following the date of disability.

If such disability is a result of any intentional self-inflicted injury, Mr. Collins shall only be entitled to his salary, bonuses and benefits up to the date of the injury causing the disability.

In the event of the death of Mr. Collins, his designated heirs shall be entitled to:

•	His salary and bonuses for a period of 3 years following the date his death; and

•	All benefits for a period of 3 years following the date of his death.

If his death is a result of suicide, Mr. Collins’ heirs shall only be entitled to his salary, bonuses and benefits up to the date of death.

Item 4:	Security Ownership of Management and Certain Security-holders

Principal Shareholders

The following table sets forth those executive officers, directors, and other security holders holding 10% or a greater percentage of any class of stock, as of the date of this circular.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
Common Stock	Joseph Collins Chief Executive Officer Chairman of Board 11705 Willake Street Santa Fe Springs, CA 90670	70,450,000 shares	N/A	56.8%

Item 5:	Interest of Management and Others in Certain Transactions

All Item 5 information to this Annual Report is incorporated herein by reference in EDGAR to the Part II Item 13 information of our Form 1-A/A filed on March 30, 2016.

https://www.sec.gov/Archives/edgar/data/1651699/000165169916000016/form1A.htm

Item 6:	Other Information

On June 15th, 2018 Punch TV Studios, Inc., entered into an Asset Purchase agreement with PunchFlix, Inc., a Delaware Corporation to sell certain assets owned by Punch TV Studios to PunchFlix. Punch TV Studios has agreed to sell asset valued at approximately $948,561.00 in exchange for 80,700,000 shares of stock with 71,200,000 shares going to Joseph Collins and 9,500,000 shares to Punch TV Studios. This transaction is expected to be ratified pending shareholders vote.

Ira S. Viener

Certified Public Accountant

INDEPENDENT AUDITOR’S REPORT

To: Joseph Collins, President

Punch TV Studios, Inc.

I have audited the accompanying balance sheets of Punch TV Studios, Inc. for the fiscal years ended August 31, 2017 and August 31, 2018, and the related statements of income, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on the financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Punch TV Studios, Inc. as of August 31, 2017 and August 31, 2018, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has suffered recurring losses from operations and has limited net capital that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ira S. Viener, CPA

March 28, 2019

 1275 Fifteenth Street Suite 12J,

Fort Lee, NJ 07024 Tel:

(917) 647-2947

Email: iviener@nj.rr.com

Punch TV Studios, Inc.

Financial Statements

and

Accountant’s Report

August 31, 2018

Punch TV Studios, Inc.

PUNCH TV STUDIOS, INC.

NOTES TO FINANCIAL STATEMENTS

August 31, 2018

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

AND PRINCIPAL BUSINESS ACTIVITY:

Principal Business Activity

PUNCH TV STUDIOS, INC. (“PUNCH” or the Company) was organized on May 20, 2014 under the laws of the State of Delaware. PUNCH was formed to provide production, broadcasting, advertising and distribution services to independent television networks and providers of content. The Company’s fiscal year-end is August 31.

Equipment

Equipment is recorded at cost or contributed value. The value of equipment contributed was assessed by an independent third party at liquidation values. Major additions and improvements are capitalized. The cost and related accumulated depreciation of equipment retired or sold are removed from the accounts and any differences between the non-depreciated amount and the proceeds from the sale are recorded as a gain or loss on sale of equipment. Depreciation for the equipment is computed using the Straight-Line method over the useful life of the assets – generally 5 to 7 years.

During Fiscal 2017, Punch TV Studios was forced to relocate by the County and consequently, certain costs have been reimbursed, including equipment. Any equipment reimbursed by the County is booked at fair market value and treated as fully depreciated so that it has a net asset value of zero on the Balance Sheet.

Impairment of Long-Lived Assets

The Company assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount many not be recoverable, in accordance with ASC Topic 360, “Property, Plant and Equipment.” An asset or asset group is considered impaired if its carrying amount exceeds the undiscounted future net cash flow the asset or asset group is expected to generate. If an asset or asset group is considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds it fair value. If estimated fair value is less than the book value, the asset is written down to the estimated fair value and an impairment loss is recognized.

PUNCH TV STUDIOS, INC.

NOTES TO FINANCIAL STATEMENTS

August 31, 2018

  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

AND PRINCIPAL BUSINESS ACTIVITY CONT’D:

Revenue Recognition

The Company has not, to date, generated significant revenues. The Company plans to recognize revenues in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”) which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; (4)collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

ASC 605-10 incorporates Accounting Standards Codification subtopic 605-25, Multiple Element Arrangements (“ASC 605-25”). ASC 605-35 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The effect of implementing 605-25 on the Company’s financial position and results of operations was not significant.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from the estimates.

Taxes on Income

The Company accounts for income taxes in accordance with FASB ASC 740, “Income Taxes”, which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carry amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse.

PUNCH TV STUDIOS, INC.

NOTES TO FINANCIAL STATEMENTS

August 31, 2018

  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

AND PRINCIPAL BUSINESS ACTIVITY CONT’D:

Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

The Company has adopted the provisions of FASB ASC 740-10-05 Accounting for Uncertainly in Income Taxes. The ASC clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. The ASC provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Net Loss Per Share, basic and diluted

Basic loss per share has been computed by dividing net loss available to common shareholders by the weighted average number of shares outstanding for the period.

Fair Value of Financial Instruments

The Company’s financial instruments as defined by Accounting Standard Codification subtopic 825-10, Financial Instrument (“ASC 825-10”) include cash and loans receivable. All instruments are accounted for on a historical basis, which, due to the short maturity of these financial instruments, approximates fair value at August 31, 2018.

FASB ASC 820 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. ASC 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets

Level2: Inputs, other than the quoted prices in active markets, which are observable either directly or indirectly

Level 3: Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions

PUNCH TV STUDIOS, INC.

NOTES TO FINANCIAL STATEMENTS

August 31, 2018

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

AND PRINCIPAL BUSINESS ACTIVITY CONT’D:

Stock Based Compensation

The Company follows Accounting Standards Codification subtopic 718- 10, Compensation (ASC 718-10”) that requires that all share-based payments to both employees and non-employees be recognized in the income statement based on their fair values. At August 31, 2017, the company had 74,000,000 shares of the 124,000,000 shares authorized promised to employees and non- employees

Concentration and Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

Issuance of Common Stock

The issuance of common stock for other than cash is recorded by the Company at market values.

Impact of New Accounting Standards

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

  PROPERTY, PLANT & EQUIPMENT

	Range of Lives in Years	Value at 8-31-18
Audio Equipment	5	48,237
Air Conditioning Equipment	5	39,215
Broadcasting Equipment	5	1,057,116
Camera Equipment	5	193,231
Production Equipment	5	90,325
Computers & Software	5	79,015
Office Equipment	5	2,395
Furniture & Fixtures	5	49,061
Autos & Trucks	5	181,528
Leasehold Improvements	39	14,965
Total Fixed Assets		$1,755,088

PUNCH TV STUDIOS, INC.

NOTES TO FINANCIAL STATEMENTS

August 31, 2018

2. PROPERTY, PLANT & EQUIPMENT cont’d

   Less: Accumulated depreciation            (1,191,857)

 Net Fixed Assets                         $   563,231

3. CAPITAL STRUCTURE

The Company is authorized to issue 1,000,000,000 shares of common stock with a par value of $ 0.00001 per share. Each common stock share has one voting right and the right to any dividends, if and when declared by the Board of Directors.

Common Stock

At August 31, 2018, there were 124,000,000 shares of stock issued and outstanding.

During the period from May 20, 2014 through August 31, 2018, the Company issued 74,000,000 shares of restricted common stock to its CEO for the contribution of equipment valued at $775,281.

During the period from May 20, 2014 through August 31, 2018, the Company issued 5,700,000 shares of common stock to individuals through private placements for cash of $5,533,823.

4. RELATED PARTY TRANSACTIONS:

During the period from May 20, 2014 through August 31, 2018, the Company issued 74,000,000 shares of restricted common stock to its CEO for the contribution of equipment valued at $775,281.

5. INCOME TAXES

At August 31, 2018, the company had approximately $6,107,713 of net operating loss (“NOL”) carry forwards for Federal and State income tax purposes. These losses are available for future years and expire through 2038. Utilization of these losses may be severely or completely limited if the Company undergoes an ownership change pursuant to Internal Revenue Code Section 382.

The provision for income taxes for continuing operations consists of the following components for the period ended August 31, 2018:

Current                              3,627,489

Deferred – 2017                      1,943,537

Deferred - 2016                        261,242

Deferred – 2015                        267,407

Total tax provision (benefit from) - income taxes $6,099,675

PUNCH TV STUDIOS, INC.

NOTES TO FINANCIAL STATEMENTS

August 31, 2018

5. INCOME TAXES – cont’d

There were no deferred tax assets or liabilities included in the financial statements at August 31, 2018.

6. COMMITMENTS

Legal

From time to time, the Company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm the business. The Company currently is not aware of any such legal proceedings that we believe will have, individually or in the aggregate, a material adverse effect on its business, financial condition or operating results. The Company is currently in litigation with the SINO TV station for rent owed for use of the station. The Company projects that a settlement and payment plan will be agreed to shortly by both parties.

7. SUBSEQUENT EVENTS

Management has evaluated subsequent events through August 31, 2017, the date of the financial statements were available to be used. The Company is in the process of issuing an Public Offering in May 2019, which should significantly capitalize the Company to be able to add staff and start significant projects to generate income. Management is not aware of any other significant events that occurred subsequent to the balance sheet date that would have a material effect on the financial statements thereby requiring adjustment or disclosure.

In October 2018, the Company will transfer its’ Broadcasting, Production, Camera, Audio and related Computer Equipment to PunchFlix, Inc. as part of the asset purchase agreement.

8. UNUSUAL EVENTS

During Fiscal 2017, Punch TV Studios was forced to relocate by the County and consequently, certain costs had been incurred and reimbursed, including relocation expenses and equipment. Any equipment reimbursed by the County was booked at fair market value and treated as fully depreciated so that it has a net asset value of zero on the Balance Sheet.

PUNCH TV STUDIOS, INC.

NOTES TO FINANCIAL STATEMENTS

8. UNUSUAL EVENTS Cont’d

Additional expenses were billed to the County for reimbursement during Fiscal 2017 and booked as a receivable by the Company. However, most of these additional expenses were denied by the County in Fiscal 2018. Therefore, the Company had to treat these unreimbursed expenses as prior period adjustments in Fiscal 2018.

9. Ability to Continue as a Going Concern

The Company has suffered recurring losses from operations and presently has limited net capital that raises substantial doubt about its ability to continue as a going concern. To resolve this issue, Management has eliminated its’ television stations, the largest source of its’ losses and has reorganized its’ core business structure to develop scripts and to sell syndicated content.

The Company is in the process of issuing an Public Offering in May 2019, which should significantly capitalize the Company to be able to add staff and start significant projects to generate income.

PUNCH TV STUDIOS, INC.

SUPPORTING SCHEDULE OF COST OF GOODS SOLD

For the Years Ended August 31, 2018 and 2017

	8/31/2018	8/31/2017
Productions & Script Costs	36,714	121,360
Production Costs	54,338	1,447
Studio / Production Payroll -	106,826	-
Sub-Contractor Fees -	180,962	-
Technical Equipment Repairs		4,218
Fiber Optic Service		6,571
Internet, Hosting & Website		16,341
Marketing -	5,829	-
Station Licensing	2,289,285	299,020

Total Cost of Goods Sold:	$2,673,954	$448,957

PUNCH TV STUDIOS INC.

SCHEDULE OF SELLING, GENERAL & ADMINISTRATIVE EXPENSES

For the Years Ended August 31, 2018 and 2017

	8/31/2018	8/31/2017
Executive Salary		21,000
Salary expense: Admin & Operations	277,592	297,420
Payroll taxes	38,801	86,539
Payroll Processing Fees	6,597	3,560
Employee Recruitment Fees	8,125	2,728
Outside Services	82,611
Administration & Operations Costs		28,500
Advertising & Marketing	101,829	780,646
Licenses, Permits & Fees	6,200	7,850
Telephone & Utilities	38,456	22,218
Travel Expenses	7,920	11,859
Meals & Entertainment	5,919	6,656
Auto Expenses	25,532	28,571
Investor Expenses	39,813	85,310
Rent & Storage	89,386	39,710
Repairs & Maintenance	3,836	1,104
Professional Fees	88,084	62,471
Office Expenses & Supplies	25,790	14,627
Insurance	13,009	233
Business Gifts	52	94
Charitable Contributions	500	150
Dues & Subscriptions	506	618
Postage	988	3,789
Bank charges	3,255	426
Credit Card Processing Fees	14,291
Interest Expense	2,395
Bad Debt Expense	300
Depreciation expense	214,080	178,671

Total General & Admin Expenses:	1,095,867	1,684,750

PUNCH TV STUDIOS, INC.

BALANCE SHEET

August 31, 2018 and 2017

	8/31/2018	8/31/2017
ASSETS
Current Assets:
Cash	16,109	1,200,275
Accounts Receivable	141,658	335,960
Loans Receivable	164,817	24,838
Total Current Assets	322,584	1,561,073

Investments:
Urban Television	666,206	303,000

Fixed Assets:
Depreciable assets, net of
Accumulated depreciation	563,210	533,727

Other Assets:
Rent Security Deposits		250,000

Total Assets	1,552,000	$2,647,800

LIABILITIES & SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	16,504	20,647
Accrued Expenses	2,500	33,192
Accrued Payroll – Salaries	1,452	2,263
Payroll Taxes Payable		421
Investor Refunds Payable		18,495
Total Current Liabilities	$20,456	$75,018

Other Liabilities
Note Payable – KJLM Station	750,000
Loan Payable – Santander Bank	15,947

Shareholders’ Equity
Common stock 124,000,000 shs auth.
no shares issued and outstanding	923,781	923,781
Investors	5,533,823	4,123,519
Unrealized Gain in Stock Investment	415,706
Sub-Total - Equity	6,873,310	5,047,300
Retained earnings	-6,107,713	-2,474,518
Total shareholders’ equity	765,597	2,572,782

Total Liab. & Shareholders’ Equity	1,552,000	2,647,800

PUNCH TV STUDIOS, INC.

STATEMENT OF OPERATIONS AND RETAINED EARNINGS

For the Years Ended August 31, 2018 and 2017

	8/31/2018	8/31/2018

Sales and Marketing Income	74,005	-
Cost of goods sold	2,673,954	448,957
Gross Profit	(2,599,949)	(448,957)

Selling, General & Admin expense	1,095,867	1,684,750
Profit (Loss) from operations	(3,695,816)	(2,133,707)

Other Income & Expense (net)	172,215	189,369
Net Profit (Loss)	(3,523,601)	(1,944,338)

Net adjustments to retained earnings	(109,594)	(13,562)

Retained earnings, beginning of the year	(2,474,518)	(516,618)

Retained earnings, end of year	(6,107,713)	(2,474,518)

See accompanying notes to financial statements

PUNCH TV STUDIOS, INC.

STATEMENT OF CASH FLOWS

For the Years Ended August 31, 2018 and 2017

	8/31/18	8/31/2017
Depreciation and Amortization	214,080.00	178,672.00
(Increase) decrease in A/C Receivable	194,302.00	(335,960.00)
(Increase) decrease in Loans Receivable	(139,979.00)	(10,413.00)
(Increase) decrease in Investments	(363,206.00)	(303,000.00)
(Increase) decrease in Fixed Assets	(29,483.00)	(219,619.00)
(Increase) decrease in Other Assets	250,000.00	(250,000.00)
Increase (decrease) in A/C Payable	(4,143.00)	20,647.00
Increase (decrease) in Accrued Expenses	(30,692.00)	33,192.00
Increase (decrease) in Accrued Payroll	(811.00)	2,263.00
Increase (decrease) in Payroll Tax Payable	(421.00)	421.00
Increase (decrease) in Investor Refunds Pay	(18,495.00)	18,495.00
Increase (decrease) in Notes Payable	750,000.00
Increase (decrease) in Loans Payable	15,947.00

Net cash used in operating activities	(2,686,502.00)	(2,809,640.00)

Cash Flows from Financing Activities
(Decrease) increase in stock issued
for services
(Decrease) increase in stock issued
for equipment

Cash Flows from Investing Activities
Net Cash provided from
investing activities	1,410,304.00	3,815,415

Net adjustment in retained earnings	(92,032.00)	(13,562)

Net increase (decrease)
in cash/equivalents

Cash and equivalents, beginning	1,200,275.00	208,332
Cash and equivalents, ending	16,909.00	1,200,275

PUNCH TV STUDIOS, INC.

SUPPORTING SCHEDULE OF OTHER INCOME & EXPENSE

For the Years Ended August 31, 2018 and 2017

	8/31/2018	8/31/2017
Other Income
Equipment Rental Income	81,658	120,000
Interest Income		645
PayPal Earned Credits		1,546
Securities Processing Income	165,325
Relocation Expense Fees		70,315
Total Other Income:	246,983	192,506

Other Expense
Prior Period Adjustments	72,768	3,137
Loss on Disposal of Fixed Assets	2,000
Total Other Expenses:	74,768	3,137

Pursuant to the requirements of Regulation A, the issuer has duly caused this annual report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Fe Springs, California on March 29, 2019.

PUNCH TV STUDIOS, INC.
By:	/s/ Joseph Collins
Name: Title:	Joseph Collins Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Joseph Collins	Chief Executive Officer, Chairman	March 29, 2019
Joseph Collins	(Principal Executive Officer)